Exhibit 99.1

Tiga Acquisition Corp. Announces Pricing of $240,000,000 Initial Public Offering

November 23, 2020 09:52 PM Eastern Standard Time

SINGAPORE--(BUSINESS WIRE)--Tiga Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 24,000,000 units at $10.00 per unit. The offering amount was increased from the previously announced offering amount of $200,000,000. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “TINV.U” beginning November 24, 2020. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “TINV” and “TINV WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by CEO and Chairman G. Raymond Zage III, founder and CEO of Tiga Investments and former Managing Director and CEO of Farallon Capital Asia, and President and Director Ashish Gupta, Managing Director of Tiga Investments and a former Partner and Portfolio Manager at Farallon Capital Asia.

Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. are acting as the book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com and Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 1-866-471-2526, Email: prospectus-ny@ny.email.gs.com.

The registration statement relating to the securities became effective on November 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Diana Luo, Tiga Acquisition Corp.

CFO@tigaacqusitioncorp.com